Kewaunee Scientific Reports Results for Second Quarter

STATESVILLE, N.C., Dec. 2, 2014 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported sales and earnings for its second quarter ended October 31, 2014.

Net earnings for the quarter increased 65.8 percent to $1,202,000, or $0.45 per diluted share, from net earnings of $725,000, or $0.28 per diluted share, in the second quarter last year. Earnings for the quarter benefited from higher sales and lower manufacturing and operating costs.

For the six months ended October 31, 2014, net earnings were $2,436,000, or $0.92 per diluted share, an increase of 5.4 percent from net earnings of $2,312,000, or $0.89 per diluted share, in the same period last year.

Sales for the second quarter increased 15.9 percent to $30,258,000 from $26,098,000 in the second quarter last year. Domestic Operations sales increased 7.1 percent to $23,629,000 from sales of $22,061,000 in the second quarter last year. During the quarter, increased project bidding opportunities were experienced in certain geographic areas of the country, although the overall domestic laboratory marketplace remained challenging and pricing very competitive. International Operations sales increased 64.2 percent to $6,629,000 from sales of $4,037,000 in the second quarter last year. The Company continues to identify new international sales opportunities, while further strengthening and expanding Kewaunee's market presence in Asia and the Middle East.

For the six-month period, sales were $60,792,000, a 4.6 percent increase over $58,101,000 in the same period last year. Domestic Operations sales decreased 2.6 percent to $47,877,000 from sales of $49,134,000 in the same period last year, and International Operations sales increased 44.0 percent to $12,915,000 from sales of $8,967,000 in the same period last year.

The order backlog was $84.5 million at October 31, 2014, as compared to $82.7 million at July 31, 2014 and $69.5 million at October 31, 2013.

The Company continues to have a strong balance sheet. Cash on hand was $7.7 million at the end of the second quarter, as compared to $5.9 million at the end of the same period last year. Short-term borrowings under the Company's bank line of credit were $699,000, as compared to $2.5 million at the end of the same period last year, total bank borrowings were $5.1 million, as compared to $7.5 million, and the debt-to-equity ratio was .15-to-1, as compared to .24-to-1. Working capital was $27.9 million, as compared to $25.0 million at the end of the same period last year.

"I am pleased with our progress during the quarter, both in our domestic and international businesses," commented David M. Rausch, Kewaunee's President and Chief Executive Officer. "We continue to enhance Kewaunee's market position in all of our principal geographic markets, as well as strengthen the Kewaunee brand globally. Our Associates continue to focus on pursuing new sales opportunities and strengthening relationships with customers, laboratory planners, and architects, while continuing to reduce manufacturing and operating costs.

"Looking forward, we expect a good second half and fiscal year 2015 for sales and earnings, with the third quarter being the slowest, as our domestic business has historically been impacted in the third quarter by both the concentration of holidays and the weather which affect construction projects. Our forecasts are based on scheduled ship dates for projects in our current order backlog and our expectations that the softness in the domestic laboratory marketplace will continue its gradual improvement and the international marketplace will remain strong."

Other News
As previously announced, the Company increased its quarterly cash dividend to twelve cents per outstanding share from eleven cents per outstanding share, beginning with the dividend payable in September 2014. Additionally, at the Company's annual meeting of stockholders held in August 2014, stockholders re-elected directors David M. Rausch, David S. Rhind, and John D. Russell for three-year terms.

About Kewaunee Scientific
Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	October 31,		October 31,
	2014	2013	2014	2013
Net sales	$ 30,258	$ 26,098	$ 60,792	$ 58,101
Cost of products sold	24,436	21,205	48,822	46,632
Gross profit	5,822	4,893	11,970	11,469
Operating expenses	3,950	3,759	8,298	7,903
Operating earnings	1,872	1,134	3,672	3,566
Other income	125	90	251	170
Interest expense	(102)	(72)	(183)	(160)
Earnings before income taxes	1,895	1,152	3,740	3,576
Income tax expense	667	406	1,252	1,213
Net earnings	1,228	746	2,488	2,363
Less: net earnings attributable to
the noncontrolling interest	26	21	52	51
Net earnings attributable to
Kewaunee Scientific Corporation	$ 1,202	$ 725	$ 2,436	$ 2,312

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.46	$ 0.28	$ 0.93	$ 0.89
Diluted	$ 0.45	$ 0.28	$ 0.92	$ 0.89

Weighted average number of common
shares outstanding
Basic	2,626	2,606	2,623	2,601
Diluted	2,659	2,633	2,655	2,618

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	October 31,	April 30,
	2014	2014
Assets	(Unaudited)
Cash and cash equivalents	$ 4,863	$ 6,248
Restricted Cash	2,869	368
Receivables, less allowances	24,074	23,473
Inventories	12,199	11,938
Prepaid expenses and other current assets	1,868	1,326
Total Current Assets	45,873	43,353
Net property, plant and equipment	14,933	14,570
Other assets	5,023	4,794
Total Assets	$ 65,829	$ 62,717

Liabilities and Equity
Short-term borrowings and interest rate swap	$ 941	$ 3,150
Current portion of long-term debt	421	421
Accounts payable	11,405	8,542
Other current liabilities	5,219	4,050
Total Current Liabilities	17,986	16,163
Other non-current liabilities	11,751	12,330
Total Liabilities	29,737	28,493
Noncontrolling interest	274	265
Kewaunee Scientific Corporation equity	35,818	33,959
Total Equity	36,092	34,224
Total Liabilities and Equity	$ 65,829	$ 62,717

Contact:	D. Michael Parker
704/871-3290